Exhibit 99.1

APA ENTERPRISES, INC. REPORTS RESULTS FOR THE SECOND QUARTER OF FISCAL YEAR 2007

APA Cables & Networks, Inc. continues to show profit during fiscal 2007
Optronics improves performance through expense controls

MINNEAPOLIS, MN, November 9, 2006 -- APA Enterprises, Inc. (NASDAQ: APAT) today reported revenues of $4,817,813 for the second quarter of fiscal year 2007, up 18% from revenues of $4,069,367 for the same period of fiscal year 2006. The net loss in the second quarter of fiscal year 2007 decreased 62%, to $400,433, or $.03 cent per share, as compared to a loss of $1,063,628, or $.09 cents per share, for the second quarter of fiscal year 2006.

Consolidated revenues at APACN and Optronics for the first six months of fiscal 2007 were $9,843,730, an increase of approximately 30% over the $7,581,930 reported in the first six months of fiscal year 2006. The net loss for the six months ended September 30, 2006 was $512,451, or $.04 cents per share, down 74% from the net loss of $1,954,634, or $.16 cents per share, for the six months ended September 30, 2005.

Anil K. Jain, APA's president and CEO commented, “We are pleased to report the progress made to date and will, through a concerted effort of market development for all operating units, continue to focus the company on a path of increasing revenue and targeted expense controls.”

APA Cables & Networks (APACN)

“The impact of our strategies are beginning to bear fruit as revenues and especially gross profit have accelerated over the first six months of this year,” Cheri Beranek Podzimek, president of APACN said. “We’ve made specific investments in engineering personnel ensuring our fiber management experts are meeting directly with our client group. As a result, while SGA expenses have risen 23% this year, revenues at Cables and Networks are up 29%, gross margins are up 45% and the subsidiary continues to report a profit.”

Specifically, sales for the second quarter of fiscal year 2007 were $4,784,737, compared to sales of $4,057,740 reported in the same quarter a year ago. Gross margin percentage continued to improve during the quarter, rising from 27% to 31%, while operating income rose to $188,975 in comparison to $7,061 in the same period last year.

APACN reported a profit of $45,801 for the second quarter ended September 30, 2006 as compared to a loss of $83,334 in the comparable period last year.

Revenues for the six months ended September 30, 2006 were $9,759,811, up 29% from $7,566,128 in the prior year period. Sales to the Broadband market were up 37% while sales to the OEM market were up 9% compared to last year. Net income was $86,497 for the six month period, versus a loss of $238,510 in the fiscal 2006 period.

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APA Enterprises/page two

Optronics

The Optronics division reduced its operating expenses through consolidation of operations and termination of the MOCVD activities.

Gross revenues at Optronics decreased 70% to $33,076 from $109,877 in the same quarter a year ago mainly due to the termination of manufacturing activities in Aberdeen, South Dakota. Gross revenues for the quarter ended September 30, 2005 reflect $98,250 of sales to APACN for subcontracted labor. Optronics did not provide any subcontract labor to APACN in the quarter ended September 30, 2006. Optronics recorded a net loss of $446,234, a decrease of $534,060 from a loss of $980,294 from the same period of fiscal 2006. The decrease in the loss is mainly due to the termination of MOCVD activities.

Gross revenues at Optronics decreased 61% to $83,919 from $212,775 for six months ended September 30, 2006 as compared to the same period a year ago mainly due to the termination of manufacturing activities in Aberdeen, South Dakota. Gross revenues for the six months ended September 30, 2005 reflect $196,973 of sales to APACN for subcontracted labor. Optronics did not provide any subcontract labor to APACN in the two quarters ended September 30, 2006. Optronics recorded a net loss of $598,948, a decrease of $1,117,176 or 65% from a loss of $1,716,124 from the same period of fiscal 2006. The decrease in the loss is mainly due to the sale of two capitalized patents, and reduced operating expenses due to termination of MOCVD activities.

Cash Used in Operations

APA Enterprises used $374,995 cash for operations activities during the second quarter of fiscal year 2007 down $778,173 or 67% from the $1,153,168 cash used for operations during the same period in fiscal year 2006, mostly due to reduced net losses during the current fiscal year. The Company also used $907,285 in financing activities, including $901,643 toward the retirement its bonds issued by the South Dakota Economic Development and Finance Authority, and $57,331 in investing activities during the second quarter of fiscal year 2007. Overall, the Company used $1,339,611 cash during the second quarter of fiscal year 2007 as compared to $1,171,082 during the same period in fiscal 2006, resulting in cash and cash equivalents on hand of $6,804,335 at September 30, 2006.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

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APA Enterprises/page three

FINANCIAL RESULTS (unaudited)

Segment detail is summarized as follows (unaudited, in thousands):

	Optronics	APACN	Eliminations	Consolidated

Three months ended September 30, 2006
External sales	$33	$4,785	$-	$4,818
Gross profit (loss)	(116)	1,476	-	1,360
Income (loss) from operations	(655)	189	-	(466)
Depreciation and amortization	84	58	-	142
Capital expenditures	94	5	-	99
Assets	18,406	8,222	(7,691)	18,937

Three months ended September 30, 2005
External sales	$109	$4,058	$(98)	$4,069
Gross profit (loss)	(192)	1,097	(1)	904
Income (loss) from operations	(1,143)	7	-	(1,136)
Depreciation and amortization	207	67	-	274
Capital expenditures	42	71	-	113
Assets	20,257	7,440	(7,347)	20,350

Six months ended September 30, 2006
External sales	$84	$9,760	$-	$9,844
Gross profit (loss)	(218)	2,908	-	2,690
Income (loss) from operations	(1,016)	359	-	(657)
Depreciation and amortization	172	125	-	297
Capital expenditures	270	5	-	275
Assets	18,406	8,222	(7,691)	18,937

Six months ended September 30, 2005
External sales	$213	$7,566	$(197)	$7,582
Gross profit (loss)	(378)	2,009	(2)	1,629
Loss from operations	(2,035)	(60)	-	(2,095)
Depreciation and amortization	417	127	-	544
Capital expenditures	129	105	-	234
Assets	20,257	7,440	(7,347)	20,350

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APA Enterprises/page four

FINANCIAL RESULTS (unaudited - continued)

	Three Months Ended		Six Months Ended
	September 30		September 30

	2006	2005	2006	2005

REVENUES	$4,817,813	$4,069,367	$9,843,730	$7,581,930

COST OF SALES	3,458,236	3,165,297	7,154,166	5,952,750

GROSS PROFIT	1,359,577	904,070	2,689,564	1,629,180

OPERATING EXPENSES
Research and development	135,205	343,372	288,992	666,970
Selling, general and administrative	1,696,482	1,680,366	3,409,485	3,150,774
Loss (Gain) on disposal of assets	(6,498)	16,809	(351,498)	(93,126)
	1,825,189	2,040,547	3,346,979	3,724,618

LOSS FROM OPERATIONS	(465,612)	(1,136,477)	(657,415)	(2,095,438)

OTHER INCOME (LOSS), net	89,449	73,599	188,214	142,504

LOSS BEFORE INCOME TAXES	(376,163)	(1,062,878)	(469,201)	(1,952,934)

INCOME TAXES	24,270	750	43,250	1,700

NET LOSS	$(400,433)	$(1,063,628)	$(512,451)	$(1,954,634)

NET LOSS PER SHARE:
Basic and diluted	$(0.03)	$(0.09)	$(0.04)	$(0.16)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	11,872,331	11,872,331	11,872,331	11,872,331

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APA Enterprises/page five

FINANCIAL RESULTS (unaudited - continued)

	September 30, 2006	March 31, 2006

Assets:
Cash and cash equivalents	$6,804,335	$8,947,777
Other current assets	5,747,488	4,028,751
Property, plant and equipment, net	2,566,259	2,623,412
Other assets	3,819,203	3,993,631

Total assets	$18,937,285	$19,593,571

Liabilities:
Current liabilities	$3,476,006	$3,723,195
Long-term liabilities	378,258	290,934

Shareholders’ equity:
Common stock	118,723	118,723
Additional-paid-in-capital	51,982,243	51,966,213
Accumulated deficit	(37,017,945)	(36,505,494)
Total shareholders’ equity	15,083,021	15,579,442

Total liabilities and shareholders’ equity	$18,937,285	$19,593,571

APA Enterprises Inc., consists of an Optronics group and a Cables & Networks group (APACN). The Company develops, designs, manufactures and markets a variety of fiber optics, copper and Gallium Nitride (GaN) based components and devices for industrial, commercial, consumer and scientific applications. APACN designs, manufactures and markets a variety of fiber optic and copper components to the data communication and telecommunication industries. Optronics is active in the development, design, manufacture and marketing of ultraviolet (UV) detection and measurement devices for consumers and industrial customers, and Gallium Nitride (GaN) based transistors for power amplifiers and other commercial applications. Additional information about APA Enterprises is available at http://www.apaenterprises.com.

APA Enterprises, Inc. Contact Information:

Anil Jain
Chief Executive Officer
info@apaenterprises.com
763-784-4995

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